Exhibit 99.1

August 09, 2006
For Immediate Release

Media Contact:	Investor Contact:

Mary Anne Petrillo	Jane A. Freeman
Director of Marketing	Senior Vice President and CFO
Scientific Learning Corporation	Scientific Learning Corporation
(510) 625-2218	(510) 625-2281
mpetrillo@scilearn.com	investorrelations@scilearn.com

Scientific Learning Reports Second Quarter
Revenue of $13.0 Million

Increases 2006 Guidance

Oakland, CA, August 09, 2006 - Scientific Learning (NASDAQ: SCIL) today announced its results for the quarter ended June 30, 2006. Revenue for the quarter was $13.0 million, compared to $13.3 million for the same period in 2005, a 2% decline.

“From a booked sales perspective, the second quarter was very strong. Booked sales grew 26% over last year’s second quarter, resulting in a year-to-date booked sales growth of 31%, above our targeted growth rate of 20 to 30%. K-12 booked sales increased 27% for the second quarter and 33% for the first half. Business strength was broadly based. Along with our veteran account managers, the additional sales capacity we added in 2005 continued to produce,” said Robert C. Bowen, Chairman and CEO of Scientific Learning. “One of the key indicators of market acceptance of our patented family of Fast ForWord software products is our ability to close transactions over $100,000. In the second quarter, we had 35 sales over $100,000, compared to 25 in the second quarter of 2005 and 53 year-to-date compared to 35 for the first half of 2005.”

“Revenue exceeded plan for the quarter. However, revenue for the second quarter declined slightly year over year. We had anticipated a larger decline in revenues because of the tough comparison from 2005 which resulted from a change in revenue recognition in late 2004,” stated Mr. Bowen

Gross margins were 81% in the second quarter of 2006, compared to 84% in the same quarter of 2005. “Gross margins declined in the second quarter, due to planned investments in our service and support organization. These investments will allow us to increase personal touches with our customers as well as effectively support our strong booked sales growth,” said Mr. Bowen.

Operating expenses in the second quarter of 2006 increased 7% and totaled $8.2 million, compared to $7.6 million in the second quarter of 2005. Nearly all of the increase in operating expenses is attributable to stock-based compensation, a new requirement under FAS 123R. Stock-based compensation expense, which is included in both operating expenses and service and support costs, totaled $510,000 in the quarter ended June 30, 2006.

Operating profit for the quarter was $2.3 million, compared to an operating profit of $3.5 million in the second quarter of 2005. Net income for the quarter was $2.4 million, compared to a net income of $3.6 million in the same period in 2005. Basic and diluted income per share were $.14 and $.13, respectively, in the second quarter of 2006, compared to $.22 and $.20, respectively, in the same period in 2005.

Cash and equivalents totaled $8.3 million on June 30, 2006, compared to $7.3 million on June 30, 2005. Accounts receivable totaled $11.8 million at quarter end, compared to $7.8 million on June 30, 2005.

Results for the six months ended June 30, 2006 exceeded our internal plan, due to higher booked sales and revenue and lower operating expenses. Booked sales for the first six months grew 31% to $22.0 million from

$16.8 million in the first six months 2005. Revenue declined 12% to $20.8 million, from $23.5 million reported in the same period last year due to higher recognized revenues in 2005 from sales made in prior periods.

Net profit was $.2 million for the first six months of 2006 and basic and diluted earnings per share were $.01. For the first six months of 2005, net profit was $4.9 million and $.29 per share. Diluted earnings per share for the six months ended June 30, 2005 were $.28.

Business Outlook

“We continue to expect a strong year in 2006. The demand for our unique family of Fast ForWord products continues to grow as demonstrated by our record sales pipelines and strong first half results,” said Mr. Bowen. “Consequently, we are raising our booked sales guidance for 2006 to reflect a 25% to 35% annual growth rate. Our long-term targeted booked sales growth remains 20% to 30%.

For the year ending December 31, 2006, revenue is expected to be in the range of $38.0 to $40.0 million, compared to $40.3 million in 2005. The Company expects to report a net loss of between breakeven and $1.0 million. One factor driving expense growth is the adoption of FAS 123R which requires the expensing of stock-based compensation. The estimated equity compensation expense in 2006 is $2.1 million. For the full year 2006, basic loss per share is expected to be in the range of $.00 to $.06.

The above targets represent the Company’s current revenue and earnings goals as of the date of this release and are based on information current as of August 9, 2006. Scientific Learning does not expect to update the business outlook until the release of its next quarterly earnings announcement. However, the Company may update the business outlook or any portion thereof at any time for any reason.

Conference Call Information

The Company will host a conference call at 5:00 p.m. EDT / 2:00 p.m. PDT on Wednesday, August 9, 2006. The conference call will be available live on the Investor Information portion of the Company’s web site at http://www.scilearn.com/investorinfo. The conference call can also be accessed at 800-798-2864 (domestic) or 617-614-6206 (international). The access code “13065595” is required to access the call. Please dial in or visit the web site at least 10 minutes prior to the commencement of the call to ensure your participation. A replay of this teleconference will be made available on the Scientific Learning web site approximately two hours following the conclusion of the call.

About Scientific Learning Corporation

Scientific Learning produces the patented Fast ForWord® family of products, a series of computer-delivered reading intervention products that build learning capacity by developing the neurocognitive skills required to read and learn effectively. These foundational skills are built through a series of brain-based exercises that create fast, effective, and enduring results. Based on more than 30 years of neuroscience and cognitive research, the Fast ForWord products use patented technology and applications of accepted neuroscience principles to help children, adolescents, and adults build the language and reading skills widely recognized as the keys to all learning.

The exercises align with the scientifically based reading-research guidelines and the requirements of the No Child Left Behind Act. The efficacy of the products has been confirmed by independent researchers, by evaluating the results of standardized achievement tests, and by Scientific Learning’s scientists.

For more information about Scientific Learning and its products, visit our Web sites at www.scientificlearning.com and www.brainconnection.com, or call toll-free 888-452-7323.

This press release contains projections and other forward-looking statements that are subject to the safe harbor created by the federal securities laws. Such statements include, among others, the statements in the Business Outlook section of this release and statements relating to projected levels of revenue, sales, margins, expenses, profit or loss, and other financial results and trends in the education market. Such statements are subject to substantial risks and uncertainties. Actual events or results may differ materially as a result of many factors, including but not limited to: general economic conditions; the extent of acceptance and purchase of the Company’s products by target customers; seasonality and sales cycles in Scientific Learning’s markets; competition; availability of funding to purchase the Company’s products and generally available to schools; the extent to which the Company’s marketing, sales and implementation strategies are successful; the Company’s ability to continue to demonstrate the efficacy of its products, which depends on how the programs are administered, the demography of participants and other factors; the Company’s ability to recruit and retain key personnel; the Company’s ability to timely execute its new product development strategies; pricing pressures; expense levels at the Company; risks associated with litigation and intellectual property; and other risks detailed in the Company’s SEC reports, including but not limited to the 2005 Report on Form 10-K (Part 1. Item 1A, Risk Factors) filed March 14, 2006 and the Report on Form 10Q for the first quarter of 2006 (Part II, Item 1A, Risk Factors), filed May 12, 2006.

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SCIENTIFIC LEARNING CORPORATION
CONDENSED BALANCE SHEETS
(In thousands)
Unaudited

	June 30, 2006	December 31, 2005	June 30, 2005

Assets
Current assets:
Cash and cash equivalents	$8,308	$9,022	$7,267
Short term investments	—	3,043	—
Accounts receivable, net	11,826	3,519	7,820
Notes and interest receivable from current and former officers	—	297	2,841
Prepaid expenses and other current assets	1,381	1,312	1,157

Total current assets	21,515	17,193	19,085

Property and equipment, net	641	469	631
Other assets	925	1,072	1,111

Total assets	$23,081	$18,734	$20,827

Liabilities and stockholders’ deficit
Current liabilities:
Accounts payable	$164	$214	$417
Accrued liabilities	4,892	2,966	3,900
Deferred revenue	13,661	11,171	12,834

Total current liabilities	18,717	14,351	17,151
Deferred revenue, long-term	4,581	5,832	6,213
Other liabilities	390	386	365

Total liabilities	23,688	20,569	23,729

Stockholders’ deficit:
Common stock and addditional paid in capital	77,279	76,265	75,912
Accumulated deficit	(77,886)	(78,100)	(78,814)

Total stockholders’ deficit:	(607)	(1,835)	(2,902)

Total liabilities and stockholders’ deficit	$23,081	$18,734	$20,827

Press Release Balance Sheet

SCIENTIFIC LEARNING CORPORATION
CONDENSED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
Unaudited

	Three months ended June 30,		Six months ended June 30,

	2006	2005	2006	2005

Revenues:
Products	$10,529	$10,856	$15,876	$18,689
Service and support	2,424	2,423	4,908	4,835

Total revenues	12,953	13,279	20,784	23,524

Cost of revenues:
Cost of products	529	622	849	1,055
Cost of service and support	1,978	1,499	3,827	2,859

Total cost of revenues	2,507	2,121	4,676	3,914

Gross profit	10,446	11,158	16,108	19,610

Operating expenses:
Sales and marketing	5,443	5,063	10,822	9,826
Research and development	1,090	941	2,113	1,874
General and administrative	1,632	1,637	3,198	3,175

Total operating expenses	8,165	7,641	16,133	14,875

Operating income	2,281	3,517	(25)	4,735

Other income from related party	37	13	75	25
Interest income	83	136	177	222

Net income before income tax	2,401	3,666	227	4,982
Income tax provision	13	73	13	99

Net income	$2,388	$3,593	$214	$4,883

Basic net income per share:	$0.14	$0.22	$0.01	$0.29

Shares used in computing basic net income per share	16,810	16,693	16,804	16,678

Diluted net income per share:	$0.13	$0.20	$0.01	$0.28

Shares used in computing diluted net income per share	17,822	17,728	17,871	17,698

Press Release Income Statement

SCIENTIFIC LEARNING CORPORATION
CONDENSED STATEMENTS OF CASH FLOWS
(In thousands)
Unaudited

	Six months ended June 30,		Three months ended June 30,

	2006	2005	2006	2005

Operating Activities:
Net income	$214	$4,883	$2,388	$3,593
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	276	365	179	182
Increase in interest receivable from current and former officers	—	(131)	—	(120)
Stock based compensation	891	113	510	19
Changes in operating assets and liabilities:
Accounts receivable	(8,307)	(2,159)	(6,677)	(4,130)
Prepaid expenses and other current assets	(69)	149	(48)	83
Other assets	16	25	5	25
Accounts payable	(50)	(186)	(57)	(42)
Accrued liabilities	1,926	(438)	1,464	980
Deferred revenue	1,239	(6,737)	2,286	(1,219)
Other liabilities	4	21	11	11

Net cash provided by (used in) operating activities	(3,860)	(4,095)	61	(618)

Investing Activities:
Purchases of property and equipment, net	(317)	(110)	(130)	(23)
Maturity of investments	3,043	—	—	—
Repayment on officer loan	213	978	—	978

Net cash provided by (used in) investing activities	2,939	868	(130)	955

Financing Activities:
Proceeds from issuance of common stock, net	207	213	181	138

Net cash provided by financing activities	207	213	181	138

Increase / (decrease) in cash and cash equivalents	(714)	(3,014)	112	475

Cash and cash equivalents at beginning of period	9,022	10,281	8,196	6,792

Cash and cash equivalents at end of period	$8,308	$7,267	$8,308	$7,267

Press Release Cash Flow